Exhibit 99.1
MEDCATH CONTACTS:
O. Edwin French
President & Chief Executive Officer
(704) 708-6600
MedCath Names Jeff Hinton Chief Financial Officer
     CHARLOTTE, N.C., June 23, 2008 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services, predominately the diagnosis and treatment of cardiovascular disease, announced that Jeff Hinton will join the Company as Executive Vice President and Chief Financial Officer, effective today.
     “Jeff has extensive and diverse financial leadership and experience in healthcare that will prove beneficial to MedCath as we look to expand our services in existing and new markets,” said O. Edwin French, MedCath’s President and Chief Executive Officer. “Jeff is well-respected in the investor community and is joining us at an exciting time in our evolution. His experience in M&A, professional accounting and reporting, and operational finance make him a good match for our ambitions.”
     Hinton served as Senior Vice President and Chief Financial Officer for Matria Healthcare, a $350 million public company that provided disease management and wellness services, from March 2006 until its successful merger with Inverness Medical Innovations, Inc. in May 2008. Prior to joining Matria Healthcare, Hinton served as Vice President Internal Controls for the new management team of HealthSouth, at that time a $3.7 billion public company operating inpatient rehabilitation hospitals and ambulatory surgery centers, and providing outpatient physical therapy and diagnostic services. Hinton also has served as Chief Financial Officer with various public and private companies including an ambulatory surgery center and specialty hospital company, and a $700 million NYSE manufacturer of fitness products.
     Hinton, a CPA, holds a bachelor of science degree in accounting from David Lipscomb University, Nashville, Tennessee and an MBA from Vanderbilt University, Nashville, Tennessee.

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns an interest in and operates nine hospitals with a total of 616 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, South Dakota, and Texas. MedCath is in the process of developing its tenth hospital, which is anticipated to open in fall 2009, in Kingman, Ariz. In addition, MedCath and its subsidiary MedCath Partners provide services in diagnostic and therapeutic facilities in various states.